UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2016

TECNOGLASS INC.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-35436	98-1271120
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores, Barranquilla, Colombia

(Address of Principal Executive Offices) (Zip Code)

(57)(5) 3734000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 2.02.	Results of Operations and Financial Condition.

On August 1, 2016, Tecnoglass Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2016. The Company also hosted a conference call to review the results reported on in the press release. The press release is included as Exhibit 99.1 hereto.

The information furnished under this Item 2.02, including the exhibit related thereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any disclosure document of the Company, except as shall be expressly set forth by specific reference in such document.

Item 8.01	Other Events.

On August 4, 2016, the Company announced the commencement of its previously announced warrant exchange to acquire all of the Company’s outstanding warrants. The press release is included as Exhibit 99.2 hereto. The exchange offer will be made at an exchange ratio of 2.5 warrants for one ordinary share. The offer will be open for 25 business days starting August 4, 2016, and going through September 8, 2016, at 5:00 p.m. Eastern Time, unless earlier withdrawn or extended by the Company. The terms and conditions of the offer are set forth in a Prospectus/Offer to Exchange and other related offering materials that are being distributed to the holders of the warrants.

The press release also reported that the Company’s Board of Directors authorized the payment of regular quarterly dividends to holders of ordinary shares at a quarterly rate of $0.125 per share, or $0.50 per share on an annual basis. The first quarterly dividend payment will be made to shareholders of record 15 days after the end of the warrant exchange offer (currently expected to be September 23, 2016). The dividend will be payable in cash or ordinary shares, at the option of holders of ordinary shares during an election period following the dividend record date. If no choice is made during this election period, the dividend will be paid in shares.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 1, 2016

99.2	Press release dated August 4, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2016

TECNOGLASS INC.

By:	/s/ Jose M. Daes
Name:	Jose M. Daes
Title:	Chief Executive Officer

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